Exhibit 10

Texas Instruments Incorporated

Restricted Stock Unit Award Agreement

(Executive Officers)

RSU Form No. 2

2000 LTIP

Your award of Restricted Stock Units (the “Award’) is subject to the following terms and conditions, your acceptance of which is required within 120 days of the Grant Date (as defined in Section 8 below). Failure to accept this Agreement by such date will result in termination of the Award without any shares being issued.

1.	Share Issuance. Each Restricted Stock Unit represents the right to receive one share of common stock of Texas Instruments Incorporated (“the Company”). The shares covered by this Award will be issued in your name as soon as practicable after the date of vesting stated on your Employee Stock Grant Communication (“Vesting Date”), except as provided below in this Section 1:

(a)	Change in Control. In the event of a Change in Control (as defined in Section 8) on or before the Vesting Date, the Vesting Date will be deemed to be the effective date of the Change in Control.

(b)	Change in Employment Status. The effect of changes in your employment status with TI (as defined in Section 8) before the Vesting Date will be as follows:

(i)	Termination due to death or permanent disability: The Award will continue to full term subject to the other terms and conditions of this Agreement, and shares will be issued to you or to your personal representatives, heirs, legatees or distributes, as applicable, at such times and in such number and manner as if you were still an employee of TI on the Vesting Date.

(ii)	Termination (except for cause) when you are retirement eligible (normal or early) either under the terms of the TI 401(k) or pension plan in your home country or the country in which you work, as applicable (regardless of whether you are a participant in such plan), or if there is no such plan, as may be set forth in the laws or regulations in your home country or the country in which you work, as applicable: The Award will continue to full term subject to the other terms and conditions of this Agreement, except that the number of shares issuable to you on the Vesting Date will be determined as follows:

The number of shares will be the number specified for the Vesting Date on the Employee Stock Grant Communication, times a fraction equal to your Pre-Retirement Period (as defined in Section 8(e)) divided by the

Vesting Period (as defined in Section 8(f)). If the number of shares calculated pursuant to the previous sentence includes a fraction of a share, the number will be rounded up to the next whole share. If your Award provides for more than one Vesting Date, this calculation will be done to determine the number of shares issuable on each Vesting Date.

(iii)	Termination under other circumstances: For any termination other than those specified in (i) or (ii) above, the Award will terminate and become void without any shares being issued, except as provided in (iv).

(iv)	If your termination of employment (other than for cause) occurs within 30 days before the effective date of a Change in Control, then the Change in Control will be deemed to have occurred first and the provisions of Section 1(a) will apply.

(v)	Commencement of a Bridge to Retirement (as defined in Section 8(g)) even if you subsequently return to full- or part-time employment with TI: The Award will continue to full term subject to the other terms and conditions of this Agreement, except that the number of shares issuable to you on the Vesting Date will be determined as follows:

The number of shares will be the number specified for the Vesting Date on the Employee Stock Grant Communication, times a fraction equal to your Pre-Bridge Period (as defined in Section 8(h)) divided by the Vesting Period (as defined in Section 8(f)). If the number of shares calculated pursuant to the previous sentence includes a fraction of a share, the number will be rounded up to the next whole share. If your Award provides for more than one Vesting Date, this calculation will be done to determine the number of shares to be issuable on each Vesting Date.

If you go on a Bridge to Retirement and subsequently terminate under the circumstances described in (i) or (ii) above, there is no further adjustment to the number of shares issuable under your Award, even if you have returned to full- or part-time employment before terminating.

(vi)	Other changes in employment status: No changes in employment status other than those described above will affect the Award.

(c)	Confidential Information and Competition. See Section 5, particularly Section 5(c), for the effect of disclosure of confidential information or of competition with TI.

(d)	Employee Stock Grant Communication. This Award was granted by the Compensation Committee of the Company’s Board of Directors (the “Committee”).

In the event of a conflict between the Employee Stock Grant Communication and the records of the Committee, the latter shall govern and be determinative.

2.	Continuing Employment. This Award will not constitute or be evidence of any agreement or understanding, expressed or implied, on the part of TI to employ you for any specific period.

3.	Transferability. Your Award is not transferable except by will or by the laws of descent and distribution. During your lifetime, the shares issuable hereunder may be issued only to you.

4.	Long-Term Incentive Plan. Your Award is subject to all of the terms and conditions of the Texas Instruments 2000 Long-Term Incentive Plan (“the Plan”). In the event of any conflict between such terms and conditions and those set forth herein, the terms of the Plan shall govern and be determinative. It is expressly intended that the definition of Change in Control contained in Section 8(a) shall supersede any definition of such term or similar term that may be contained in the Plan.

5.	Confidential Information and Competition. By accepting your Award, and in consideration for the Award and for the Company’s obligations set forth in this Agreement, you agree with the Company as follows:

(a)	You recognize and acknowledge that in the course of your employment with TI, you have obtained private or confidential information and proprietary data relating to TI, including but not limited to TI’s trade secrets (“Confidential Information”). TI agrees that it will continue to provide you with access to its Confidential Information to the extent necessary for you to carry out the duties of your employment with TI.

(b)	You agree not to use or disclose to third parties, either directly or indirectly, Confidential Information at any time, except with the prior written consent of TI. Without intending to limit the remedies available to TI, you acknowledge that damages at law will be an insufficient remedy to TI if you violate the terms of this Section 5(b) and agree that TI may apply for and have injunctive relief in any court of competent jurisdiction specifically to enforce the terms of this paragraph upon the breach or threatened breach of any such terms or otherwise specifically to enforce such terms.

(c)

You agree that, if, during your employment and for a period of two years thereafter you engage in Competition (as defined in Section 8(c)), either directly or indirectly, for your own benefit or on behalf of any other person or entity, or, if at any time, you use or disclose to third parties any Confidential Information without the written consent of TI, then (i) the Company’s obligation to issue shares under this Award will terminate and become void, and (ii) you shall repay immediately to TI the Fair Market Value (as defined in Section 8(j) below) of any shares of stock issued to you (or immediately surrender to the Company the same number of shares of stock as were issued to you) under this Award within three years prior to termination of your employment or any time after termination of your employment. If your Award provides for more than one Vesting Date, then payment shall be made, or shares surrendered, with respect to each such Vesting Date. Any amount payable (or number of shares subject to surrender) to the Company pursuant to this provision may be reduced or waived as the Company, in its sole judgment, deems warranted by the circumstances.

(d)	You recognize and acknowledge that the provisions of this Section 5 are entered into by you in consideration of, and as a material inducement to, the agreements by the Company herein as well as an inducement for the Company to enter into this Agreement, and that, but for your agreement to the provisions of this Section 5, the Company would not have entered into this agreement.

6.	Responsibility for Taxes. You acknowledge that the ultimate liability for income tax, social insurance or other tax-related withholding (“Tax-Related Items”) in connection with this Award or the issuance of shares thereunder exercise is your responsibility, and that TI makes no representations or undertakings with respect to the treatment for tax purposes of this Award, any shares received hereunder, or any dividends paid on issued shares. You authorize TI to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation paid to you by TI or from proceeds of the sale of the shares. If permissible under local law, TI may (a) sell or arrange for the sale of shares that you acquire to meet the withholding obligation for Tax-Related Items, and/or (b) withhold shares, provided that TI only withholds the number of shares necessary to satisfy the minimum withholding amount. Finally, you shall pay to TI any amount of Tax-Related Items that TI may be required to withhold that cannot be satisfied by the means described above.

7.	Nature of Grant. In accepting this Award, you acknowledge that: (a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, as provided in the Plan; (b) all decisions with respect to future awards, if any, will be at the sole discretion of the Company; (c) the Award is voluntary and occasional and does not create any contractual or other right to receive future Awards, or benefits in lieu of Awards; (d) you are voluntarily participating in the Plan; (e) your Award is an extraordinary item that does not constitute compensation for services rendered to TI; (f) your Award is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, termination, pension or retirement benefits or similar payments; (g) the Award will not be interpreted to form an employment contract or relationship with TI; (h) the future value of the underlying shares is unknown and cannot be predicted with certainty; and (i) if you receive shares, the value of such shares may increase or decrease in value.

8.	Certain Definitions.

(a)	The term “Change in Control” means an event when (i) any Person, alone or together with its Affiliates and Associates or otherwise, shall become an Acquiring Person otherwise than pursuant to a transaction or agreement approved by the Board of Directors of the Company prior to the time the Acquiring Person became such, or (ii) a majority of the Board of Directors of the Company shall change within any 24-month period unless the election or the nomination for election by the Company’s stockholders of each new director has been approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period. For the purposes hereof, the terms Person, Affiliates, Associates and Acquiring Person shall have the meanings given to such terms in the Rights Agreement dated as of June 18, 1998, between the Company and Harris Trust and Savings Bank, as in effect on the Grant Date; provided, however, that if the percentage employed in the definition of Acquiring Person is reduced hereafter from 20% in such Rights Agreement or any successor Rights Agreement, then such reduction shall also be applicable for the purposes hereof. Notwithstanding the foregoing, if your Award is or becomes subject to Section 409A of the Internal Revenue Code, then “Change in Control” shall mean a change in control event as to the Company, as defined in Section 409A of the Internal Revenue Code and the regulations thereunder.

(b)	The term “Company” means Texas Instruments Incorporated and the term “TI” means and includes Texas Instruments Incorporated and its subsidiaries.

(c)	The term “Competition” means:

(i)	engaging in any business activity similar to that in which you engaged during your last three years of employment with TI for any person or entity selling, marketing, designing or manufacturing products the same as, similar to, or that compete with products that TI sells or markets in any area that TI sells or markets such products;

(ii)	engaging in the selling or marketing of any products that are the same as, similar to, or that compete with any products that you sold or marketed, or attempted to sell or market, during the last three years of your employment with TI in any area in which you sold or marketed, or attempted to sell or market, such products;

(iii)	engaging in the manufacture or design of any products that are the same as, similar to or that compete with any products that you sold or marketed, or attempted to sell or market, or participated in the design or manufacture of, during the last three years of your employment with TI; or

(iv)	engaging in the selling or marketing of any products that are the same as, similar to, or that compete with any products that you participated in the design or manufacture of during the last three years of your employment with TI in any area in which TI has sold or marketed, or attempted to sell or market, such products.

(d)	The term “Grant Date” means the date of grant of this Award.

(e)	The term “Pre-Retirement Period” means the number of whole 365-day periods from (and including) the Grant Date through the earlier of (1) the day before your termination is effective or (b) the day before the beginning of any Bridge to Retirement you have commenced after the Grant Date.

(f)	The term “Vesting Period” means the number of whole 365-day periods from (and including) the Grant Date of the Award through the Vesting Date.

(g)	The term “Bridge to Retirement” means an unpaid leave of absence that TI has granted you solely to enable you to qualify for retirement as described in Section 1(b)(ii).

(h)	The term “Pre-Bridge Period” means the number of whole 365-day periods from (and including) the Grant Date of this Award through the day before you began your Bridge to Retirement.

(i)	The term “Employee Stock Grant Communication” means the written communication by that name from the Company stating the date(s) of vesting and number of shares under the Award.

(j)	The term “Fair Market Value” means the closing price of TI common stock on the New York Stock Exchange on the day before the Vesting Date.

9.	Rights as Stockholder: You will not have any rights as a stockholder of the Company in respect of any shares of common stock of the Company issuable under this Award unless and until such shares are issued in your name and delivered to you in accordance with the provisions hereof.

10.	Texas Law. This agreement and specifically the provisions of Section 5 hereof shall be construed both as to validity and performance and enforced in accordance with the laws of the State of Texas without giving effect to the principles of conflict of laws thereof.

11.	Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

END

By accepting this Restricted Stock Unit Award Agreement, I acknowledge I have read and I agree to be bound by all of the terms and conditions set forth above, including Section 5 relating to Confidential Information and Competition.